GZI

The NASDAQ claims, "Alternative data remains the deepest, least utilized source of information intelligence in the world today." GZI aims to empower investors with alternative financial data engineering.


Conquer the Market with Alternative Data.
VISIT THE APP
A New Kind of Investment Experience
GZI

Invest

$99.60 minimum investment

DEADLINE: April 3, 2023

in 2 months

SHARE PRICE

$1.20

TOTAL RAISED

$21,823

VALUATION

$12,905,282

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

GZI believes in algo trading for everyone.

Enjoy a new kind of financial experience for the age of integrated asset management. GZI has executed a successful trade based on Omnicron drug research for Ascletis Pharma. We are one of the few alternative data platforms on par with leading quant funds.

Watch our investor panel with a Forbes 30 Under 30 Nominee to hear our story. Alternative sectors are the most volatile on the global public markets. Search our database to find equities with a high alternative alpha. Read our media interviews to see how we have inspired the media. Visit our app to see why crowdfunders, corporations, entrepreneurs, and wealth managers alike follow GZI.



PROBLEM

Data startups lack the financial statistics to support claims for their products.

This increases risks for customers since alternative data has no definition. GZI's alternative data is designed to translate directly to financial data.

A 2020 Statista report cites, 38% of hedge fund managers worldwide believed there would be widespread adoption for alternative data in the next three to five years. Over the last five years, returns for AI/ML, systematic and normal hedge funds were 7.6%, 5.22%, 6.03%.

Pew Research Center recently reported that roughly half of non-retired adults believe that the consequences of COVID will make it harder for them to achieve their financial goals.

SOLUTION

GZI aims to provide you with the necessary resources for you to make better, more informed investing strategies and decisions – with more accurate, timely, and granular insights that are potentially superior to global competitors.

Data startups rarely have the numbers to prove their product's outcomes. Our platform is trained on the same data used to outperform leading robo advisors during 2020 and 2021. The AI powering alternative data makes it applicable to financial data.



Conquer Fintech with Scientific Innovation.
VISIT THE APP
GZI
A New Kind of Investment Experience
Conquer Fintech with Scientific Innovation

SUCCESS TO DATE

- Investor panel with olympic gold medalist and Forbes 30 Under 30 Nominee Fares Ksebati
- Sits on YEC and Forbes' Council, which is for executives under 45 with $1m in revenue or funding
- Executed a successful trade based on Omnicron drug research for Ascletis Pharma
- Returns were on par with artificial intelligence and machine learning hedge funds in 2020 and 2021.
- Works with 3 of the 4 top expert networks in the world: GLG, Guidepoint, and AlphaSights
- Recognized by the prestigious Founder Institute Accelerator as an FI Select Company – the top 3% of 6,000 companies across the globe
- Featured in Forbes with pending appearances in Inc, Rolling Stone and Newsweek
- 15 NDAs signed with brokers and investment banks


GZI
GZI has Inspired the Media
"Thank You For Featuring GZI, They're Awesome!"
Chris Bolger, PhDC
Professional Speaker, Entrepreneur
"This Is Fresh And Bold Mate!"
Mark Vinch
Account Executive, Everything Benefits
"Looking Forward To Checking Out Your Next Interviews."
Marion Jumeau
Digital Marketing Entrepreneur
"This Is Such An Incredibly Great Interview!"
Shona McEnroe
Managing Director at Summit Coaching
"Not Surprised! Well Deserved Feature GZI!"
Cherf Eddine Zareb
Call Center Supervisor, SDA Sonelgaz
"Thanks For Sharing This Amazing Interview."
Jo Joshi
Founder of MC Finder. Entrepreneur

BUSINESS MODEL

GZI has a Mobile and Desktop app for D2C sales revenue. We also provide expert consulting services on GLG, Guidepoint, and AlphaSights. Our extensive corporate and media connections help us increase visibility for the mutual benefit of both GZI and the companies we are registered to work with.

MARKET

Alternative data has the smallest market size of $4.4B and a CAGR of 54.4% within the $273.4B Big Data market growing at a CAGR of 13.4%. This makes now the optimal time for expansion. Research data and financial information have exit multiples of 40.84x EV/EBITDAR&D2 and 42.63x EV/EBIT (1-t)5, making them the highest in our sector. This makes now the optimal time for expansion.

PRESS

GZI's media connections provide direct access to media outlets like Forbes, Inc, Rolling Stone, Newsweek, Fast Company, and Cointelegraph.

- **Forbes**
  4 Things to Know Before Partnering with a Large Corporation
- **Beyond Exclamation Magazine**
  Sean Adler: Passionate Trailblazer Aiming to Rise Higher, Top 10 Influential Leaders in Biotechnology 2021
- **Valiant CEO**
  Sean Adler – GZI – Translating Scientific Innovation Into Financial Technology

TEAM



Sean Adler

CEO

Scholar at WHO Collaborative Centers with an MS Biotechnology from Johns Hopkins. Expert at vetted networks like YEC, GLG, Guidepoint, AlphaSights, and Founder Institute. Published in numerous media outlets, including Forbes.

USE OF PROCEEDS

If the offering's maximum amount of $524,321 is raised:

Use	Value	% of Proceeds
Executive Team and Additional Members	$245,691	46.9%
Sales and Marketing	$60,000	11.4%
Product	$40,000	7.6%
Related Party Note Payable	$90,000	17.2%
Contractors	$21,000	4.0%
Office	$14,588	2.8%
Legal	$10,000	1.9%
Accounting	$7,500	1.4%
Insurance	$5,000	1.0%
Software	$4,850	0.9%
Intermediary fees	$25,692	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in GZI Hub, Inc.. This offering must raise at least $10,000 by April 3, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. GZI may issue additional securities to raise up to $524,321, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,191,336 shares
× $1.20 per share

$13,429,603 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 1, 2022
- Form C/A on January 5, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Jan 17, 2023 • GZI has received an engagement letter from Nova...

Jan 5, 2023 • Filed Form C/A

Dec 1, 2022 • Don't miss our Forbes panel with YEC on company...

Dec 1, 2022 • GZI has relisted on Netcaptial! Read our latest...

Dec 1, 2022 • Primary offering of 436,934 shares at $1.20

Dec 1, 2022 • Filed Form C

Feb 18, 2022 • Primary offering finalized, selling 12,263 shares

Feb 2, 2022 • Part 3/9 of our interview series with Valiant...

Jan 26, 2022 • Highlights from part 2/9 of our interview...

Nov 22, 2021 • Investor/Watchlist Notice: We can configure the...

Nov 19, 2021 • Our domain has been transferred from gzihub.com...

Nov 1, 2021 • GZI launches product updates and is presenting...

Oct 7, 2021 • GZI is offering a free one month trial to...

Oct 5, 2021 • GZI's website views are up 3,375% for the week.

Sep 30, 2021 • Primary offering of 297,619 shares at $0.84

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